Exhibit 16
             Letterhead of Keller Bruner & Company, L.L.P.


December 13, 2000


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Gentlemen:

We were previously the independent accountants for Stratesec, Incorporated, and on March 24, 2000, we reported on the consolidated financial statements of Stratesec, Incorporated as of and for the year ended December 31, 1999. On December 1, 2000, we informed Stratesec, Incorporated that we had merged with McGladrey & Pullen, LLP, and we would no longer be the independent accountants for Stratesec, Incorporated. We have read Stratesec, Incorporated's statements included under Item 4 of this Form 8-K, and we agree with such statements.

Sincerely,

KELLER BRUNER & COMPANY, LLP

/s/  C. Raymond Green

C. Raymond Green, CPA
Partner